                                    November 20, 2001

American Communications Enterprises, Inc.
355 Interstate Boulevard
Sarasota, FL 34240

         Re:      American Communications Enterprises, Inc.
                  2001 Stock Plan

Ladies and Gentlemen:

I have reviewed and am familiar with the referenced plan, and the Articles of Incorporation and bylaws of American Communications Enterprises, Inc. In my opinion, upon sale pursuant to an effective Registration Statement on Form
S-8, the securities to be issued under the plan will be validly issued, fully paid and nonassessable. I hereby consent to the inclusion of my opinion in such
Registration Statement on Form S-8.

                                 Sincerely,

                                 THOMAS P. MCNAMARA, P.A.

                                  By:___________________________
                                     Thomas P. McNamara

ace\cor\opinion re 2001 stock plan